EXHIBIT 10.1

OPTION AGREEMENT

THIS AGREEMENT made as of the 29th day of January 2013.

BETWEEN: AND:
PT PUNCAK KALABAT, an Indonesia corporation having its registered office at Kab. Minahasa Utara (the "Optionor")

BORNEO  RESOURCE INVESTMENTS, LTD., a Nevada corporation having its registered office at 19125 North Creek Parkway, Suite 120, Bothell, Washington 98011 USA (the "Optionee")

WHEREAS:

A. The Optionor is the owner of 50 Ha of land located in Kab. Minahasa Utara, Kec. Talawaan, Ds., including anything growing and built on the land (the “Property”), which, pursuant to the legislative provisions, may be categorized as immovable property, including any mined gold processing plant;

B. The Optionor has agreed to grant an exclusive option to the Optionee to acquire an interest in and to the Property (as defined below), on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the sum of US$5,000 now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

DEFINITIONS

1. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	"Option" means the option to acquire the Property as provided in this Agreement;

(b)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(c)
"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property;

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

2.	(a)	The Optionor represents and warrants to and covenants with the Optionee that:

(i)
it is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of the Optionor in the Property which is subject to the Option has been duly transferred to the Optionee as contemplated hereby;

(ii)
it is, and at the time of each transfer to the Optionee of an interest in the mineral claims comprising the Property pursuant to the exercise of the Option it will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others, and no taxes or rentals are or will be due in respect of any of the mineral claims;

(iii)
the mineral claims comprising the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is situate and, are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof;

(iv)
there are not any adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person;

(v)	it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE

3.	(a)	The Optionee represents and warrants to and covenants with the Optionor that:

(i)	it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii)
it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject;

GRANT AND EXERCISE OF OPTION

4.	(a)	The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire an undivided interest in and to the Property free and clear of all charges, encumbrances and claims.

	(b)	The Option shall be exercised by the Optionee;

(i)	paying the Optionor US$5,000,000 as follows:

	(A)	$5,000 on execution of this Agreement (“First Payment”);
	(B)	a further $495,000 on or before February 28, 2013 (“Second Payment”); and
	(C)	a further $4,500,000 on or before the end of calendar year 2013.

5.	(a)	With the Optionee’s First Payment, which the Optioner has received as of the date hereof, the Option is irrevocable by the Optionor until February 28, 2013. Until February 28, 2013, Optioner shall not, directly or indirectly, with respect to the Property, solicit, initiate, encourage, entertain or participate in any inquiries or proposals from, discuss or negotiate with, provide any information to, consider the merits of any inquiries or proposals from, or enter into any term sheet, letter of intent or contract with, any person or entity (including any of its officers or employees). :

	(b)	After the receipt of the Second Payment by the Optioner, the Optionor shall deliver to the Optionee duly executed transfers of the appropriate interest in the Property.

RIGHT OF ENTRY

6. Throughout the Option Period the directors and officers of the Optionee and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(c)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

7. During the Option Period the Optionee shall:

(a)
maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)	record all exploration work carried out on the Property by the Optionee as assessment work;

(c)	permit the directors, officers, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to

(d)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(e)
deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

TRANSFERS

8.	(a)	The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement.

GENERAL

9.	(a)	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

(b)
No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c)
The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

	(d)	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

	(e)	This Agreement shall be governed by and construed in accordance with the laws of Indonesia.

	(f)	Any reference in this Agreement to currency shall be deemed to be United States currency.

(g)
This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PT PUNCAK KLABAT
by its authorized signatory:

/s/ Grace Sophia Judi Sarendatu SH.
Grace Sophia Judi Sarendatu SH.
President & Director

BORNEO RESOURCE INVESTMENTS LTD.
by its authorized signatory:

/s/ Nils Ollquist
Nils Ollquist
President & CEO